Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-4 of our report dated June 8, 2026 relating to the financial statements of GOWell Energy Technology appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

New York, New York
July 21, 2026